FOR IMMEDIATE RELEASE

For:  Hudson United Bancorp.

Contact:

Kenneth T. Neilson, Chairman & CEO           Chris Witkowski, Sr. Vice President

201-236-2631      Assistant to the President, 201-236-6144



                HUDSON UNITED BANCORP SIGNS DEFINITIVE AGREEMENT

                              WITH JEFFBANKS, INC.



(June 29, 1999) - Hudson United Bancorp (NYSE: HU), today announced that it has signed a definitive agreement to merge with JeffBanks, Inc. (NASDAQ: JEFF), a $1.7 billion holding company with 32 branches located throughout the greater Philadelphia area of Pennsylvania and South Jersey. This merger significantly strengthens Hudson United's position in the Southern New Jersey market and extends its franchise into a fourth state, Pennsylvania. Together with Southern Jersey Bancorp, a $470 million asset institution, whose merger with Hudson United Bancorp is also being announced today, the combined entity is the second largest banking company headquartered in New Jersey with $9.5 billion in assets and over 200 branch offices throughout New Jersey, Connecticut, New York and Pennsylvania.

Kenneth T. Neilson, Chairman and CEO of Hudson United Bancorp and Betsy Z. Cohen, Chairman and CEO of JeffBanks, Inc. announced their intent to create the $3.3 billion Jefferson Bank Division of Hudson United Bank. This entity will combine Jefferson Bank, the existing South Jersey branches and lending businesses of Hudson United and Southern Jersey Bancorp.

Under the terms of the agreement between JeffBanks, Inc. and Hudson United, which is intended to be a tax free exchange, JeffBanks, Inc. shareholders will receive .95 shares of Hudson United Bancorp common stock for each share of JeffBanks, Inc. common stock. The common stock of Hudson United Bancorp closed at $34.94 per share equating to a price of $33.19 per share of JeffBanks, Inc. common stock. The total transaction value is $371 million, which is 2.6 times JeffBanks book value and 20 times JeffBanks 1999 IBES earnings estimates, with a deposit premium of 19%. JeffBanks, Inc. has issued an option to Hudson United Bancorp which would enable them to purchase 1,212,706 shares of JeffBanks, Inc. common stock under certain defined circumstances.

Pending  appropriate  corporate,   shareholder  and  regulatory  approvals,  the
agreement is expected to be completed by the fourth quarter of 1999 and to be accounted for as a pooling of interests.

Operating through its subsidiaries, Jefferson Bank (Pennsylvania) and Jefferson Bank of NJ, Philadelphia-based JeffBanks, Inc. operates 32 branches in Burlington and Camden counties in New Jersey, and Chester, Delaware, Montgomery and Philadelphia counties in Pennsylvania.

"We are delighted to join forces with JeffBanks, Inc. in a transaction that represents our first foray into the state of Pennsylvania," said Neilson. "JeffBanks' strong financial track record and leadership position within the areas of small business lending and mortgage banking make this transaction a strong strategic fit while providing Hudson United with an immediate presence in one of the premiere banking markets in the country."

Betsy Z. Cohen, Chairman and CEO of JeffBanks, Inc. said "I view this as an opportunity to reinforce the Delaware Valley presence of Jefferson Bank. This new combined entity will bring larger institutional resources to this region. Equally important, we will continue to be committed to high levels of customer service, with local control of the credit decision process." Cohen will be Chairman and CEO of the newly created Jefferson Bank Division of Hudson United Bank. Ms. Cohen will be a member of the Board of Directors and will join the Executive Committee of Hudson United Bancorp.

Jefferson Bank President and COO, Robert B. Goldstein said, "The key reason for the decision to align Jefferson with Hudson United is the philosophical synergy and intense focus on the delivery of the customer experience and building long-lasting relationships. Jefferson Banks' outstanding team of commercial lending and branch personnel will continue to deliver Jefferson's trademark brand of highly personalized customer service to consumers and small and mid-sized businesses in our expanded market." Goldstein will continue in his current capacity for the newly created division and will also be a member of the Board of Directors at Hudson United Bank.

Neilson ended, " The merger with the Jefferson franchise will allow us to compete even more effectively in the greater Philadelphia market. This alliance expands our marketplace to Philadelphia and its suburbs, as well as bringing core competencies in several areas which we will export throughout our franchise."

Hudson United Bancorp's banking subsidiary offers a full array of innovative products and services to retail and commercial customers including: imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments, insurance products, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans, SBA loans and much more.